Exhibit (d)(3)

MUTUAL NON-DISCLOSURE AND CONFIDENTIALITY AGREEMENT

This Mutual Non-Disclosure and Confidentiality Agreement (this “Confidentiality Agreement”) is made, effective as of October 27, 2023 (the “Effective Date”), by and between QHP Capital, L.P., a Delaware limited partnership, with a place of business at 4509 Creedmoor Road, Suite 403, Raleigh, North Carolina 27612 (“QHP”), and Societal CDMO, Inc., a Pennsylvania corporation, with a place of business at 1 E. Uwchlan Ave, Suite 112, Exton, Pennsylvania 19341 (“Company”), because QHP and Company desire to discuss and explore a possible negotiated business transaction between themselves or their Affiliates (as defined below) or to otherwise share Confidential Information (as defined below) between themselves or their Affiliates (the “Proposed Transaction”). In connection with the Proposed Transaction, QHP, in its discretion, may disclose to Company certain information that QHP considers nonpublic, confidential or proprietary in nature, and Company, in its discretion, may disclose to QHP certain information that Company considers nonpublic, confidential or proprietary in nature. For purposes of this Confidentiality Agreement, QHP and Company are each considered a “Party” and together the “Parties”. In consideration of the exchange of such information, QHP and Company hereby agree as follows:

1.	Definitions. As used in this Confidentiality Agreement,

“Confidential Information” of a Party means any and all information disclosed or provided by, or on behalf of, such Party (the “Disclosing Party”) (regardless of the form, method, or medium of communication) to the other Party (the “Receiving Party”) or its Representatives after the Effective Date that would be regarded as confidential by a reasonable business person, including any information learned by the Receiving Party and its Representatives through observation or otherwise during visits to the facilities of the Disclosing Party or its Affiliates during such time period. Notwithstanding anything to the contrary in this Confidentiality Agreement, a Party’s Confidential Information does not include, and a Receiving Party and its Representatives have no obligations regarding, any information that: (i) is, or becomes, generally available to and known by the general public (other than as a result of, directly or indirectly, any breach of this Confidentiality Agreement by the Receiving Party or any of its Representatives); (ii) was known by or in the lawful possession of the Receiving Party or its Representatives prior to receipt from or on behalf of the Disclosing Party pursuant to this Confidentiality Agreement; (iii) is rightfully obtained by the Receiving Party or its Representatives from a third party that, to the Receiving Party’s or its Representatives’ knowledge after reasonable inquiry, has no legal or contractual obligation to the Disclosing Party to maintain such information in confidence; or (iv) has been or is independently developed by the Receiving Party or its Representatives without using any Confidential Information. For purposes of this Confidentiality Agreement, each Party agrees to treat (a) the Proposed Transaction and this Confidentiality Agreement; (b) the fact that discussions and negotiations regarding the Proposed Transaction have occurred and will occur between the Parties; (c) any terms, conditions or arrangements being discussed in connection with the Proposed Transaction; (d) the fact that Confidential Information has been disclosed; and (e) any information or analysis derived from any of the Confidential Information as the Confidential Information of the other Party.

“Representatives” means, with respect to a Party, any Affiliates, employees, officers, directors, managers, members, and advisors (including accountants, attorneys and financial advisors) of that Party and of its Affiliates, and the members of the investment committees of each Party; provided, however, that no person or entity shall be deemed to be a Representative of a Party unless and until such person or entity actually receives Confidential Information from such Party and is informed of its confidential nature. For the avoidance of doubt, Company acknowledges that certain directors, officers, employees, managers and partners of QHP or QHP’s Affiliates may serve on the board of directors (or similar governing body) of QHP’s Affiliates or portfolio companies of investment funds managed by QHP’s Affiliates (each, a “Dual Representative”) and no such Affiliates or portfolio companies will be deemed to have received Confidential Information solely as a result of such dual role of any Dual Representative, so long as such Dual Representative has not disclosed any Confidential Information to such Affiliate or portfolio company and such portfolio companies take no action at the direction or on behalf of any Dual Representative or QHP that would be a violation of this Agreement if QHP directly took such action itself.

“Affiliate” means, with respect to a Party, any entity which controls, is controlled by, or is under common control with such Party. For purposes of the preceding sentence, the terms “controls”, “controlled”, and “control” mean (a) directly or indirectly owning at least fifty percent (50%) of the voting stock of an entity at issue; or (b) directly or indirectly possessing the power to cause or direct the management or policies of an entity at issue, whether through the ability to exercise voting power, by contract or otherwise.

2.	Confidentiality Obligations. Except with the prior written permission of the other Party or as otherwise expressly provided in this Confidentiality Agreement, each Party and its Representatives shall:

(i)

maintain in confidence, and not disclose in any manner (except in accordance with the terms of this Confidentiality Agreement), in whole or in part, to any person or entity, the other Party’s Confidential Information;

(ii)	not use the other Party’s Confidential Information, or permit it to be accessed or used, for any purpose whatsoever except to assess the Proposed Transaction; and

(iii)

protect and safeguard the other Party’s Confidential Information in its and its Representatives’ possession with at least the same degree of care as the other Party would protect its own Confidential Information, but in no event less than a reasonable degree of care.

3.

Permitted Disclosure. A Party may disclose the other Party’s Confidential Information, without the other Party’s prior written permission, only to those of its Representatives who (i) have a good faith, legitimate need to know such Confidential Information and (ii) as of such disclosure, are bound by a written confidentiality agreement (or professional obligations of confidentiality) no less restrictive than the obligations under this Confidentiality Agreement as a Representative. A Receiving Party agrees that it or one of its Representatives shall inform such Receiving Party’s Representatives that receive Confidential Information of the provisions of this Confidentiality Agreement and instruct such Representatives to comply with the applicable provisions hereof.

4.

Legally Compelled Disclosure. In addition, a Party may disclose the other Party’s Confidential Information, without the other Party’s prior written permission, to the extent it is required to do so by law, by any governmental or other regulatory authority, by regulation, or by a court, administrative order or other authority of competent jurisdiction; provided, however, prior to such disclosure, the compelled Party shall (i) promptly notify, except to the extent legally impermissible, the other Party of the requirement to disclose, (ii) provide the other Party with reasonable opportunity to pursue legal action (at such other Party’s sole cost and expense) to prevent or limit the required disclosure, and, (iii) if requested, provide reasonable assistance at the other Party’s sole cost and expense in pursuing legal action to prevent or limit the required disclosure. Notwithstanding the above, a Party may disclose Confidential Information in conjunction with a routine audit, exam or inquiry that is not specific to the Proposed Transaction or Confidential Information.

5.	Certain Covenants.

(a)

Standstill Provision. During the period commencing on the date of this Agreement and ending on the date that is twelve (12) months following the date of this Agreement (the “Standstill Period”), neither QHP nor any of its Representatives or subsidiaries, nor its Affiliates who have received Confidential Information or are otherwise acting at QHP’s direction or on its behalf shall, in any manner, directly or indirectly:

(i)

make, effect, initiate, cause or participate in: (A) any acquisition of beneficial ownership of any of the securities of the Company or any subsidiary or other affiliate of the Company without the Company’s prior written consent; (B) any acquisition of any of the assets of the Company or any subsidiary or other affiliate of the Company; (C) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any subsidiary or other affiliate of the Company, or involving any securities or assets of the Company or any securities or assets of any subsidiary or other affiliate of the Company; or (D) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of the Company;

(ii)

form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of the Company;

(iii)act,	alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company;

(iv)	take any action that might require the Company to make a public announcement regarding any of the types of matters set forth in clause “(i)” of this sentence;

(v)	agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause “(i)”, “(ii)”, “(iii)” or “(iv)” of this sentence;

(vi)	assist, induce or encourage any other Person to take any action of the type referred to in clause “(i)”, “(ii)”, “(iii)”, “(iv)” or “(v)” of this sentence;

(vii)	enter into any discussions, negotiations, arrangement or agreement with any other person relating to any of the foregoing; or

(viii)	request or propose that the Company or any of the Company’s Representatives amend, waive or consider the amendment or waiver of any provision set forth in this Section 5(a).

The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.

(b)

Other Agreements. Notwithstanding anything to the contrary set forth herein, QHP agrees that neither it nor any of its Representatives will provide any Confidential Information to any potential debt or equity financing source without the prior written consent of the Company (it being further understood that QHP and its Representatives shall not have any discussions or communications, including, without limitation, any discussions or communications regarding partnering or the making of any joint bid, with respect to a Proposed Transaction, or any sale of any portion of the Company or any of its businesses or assets with any potential equity financing source without the prior written consent of the Company with respect to such partnering or joint bid). In the event that the Company provides such consent with respect to a potential debt or equity financing source, QHP agrees that neither it nor its Representatives shall provide any Confidential Information to such potential debt or equity financing source unless and until such potential debt or equity financing source shall have executed and delivered to the Company a confidentiality agreement with the Company that is counter-signed by the Company and substantially identical to this Agreement or a joinder to this Agreement, the obligations with respect to which the Company is expressly entitled to enforce. QHP further agrees that neither QHP nor any of its Representatives will enter into any exclusivity, lock-up, dry-up or other agreement, arrangement or understanding, whether written or oral, with any debt financing source, commercial bank, any affiliate of any commercial bank or any other person that could reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such debt financing source, commercial bank or Affiliates thereof or such other person to serve as a financing source to any other person considering a transaction involving the Company or any of its businesses or assets. QHP hereby represents and warrants that neither it nor any of its Representatives has entered into any agreement, arrangement or understanding of the type contemplated by the foregoing sentence with respect to any transaction involving the Company or any of its businesses or assets.

(c)

Non-Solicitation. For a period of twelve (12) months from the date hereof, without the prior written consent of the Company, neither QHP nor its controlled affiliates will, directly or indirectly, solicit to hire as an employee or engage as consultant or hire as an employee or engage as a consultant any officer, director or senior-level employee of the Company or any employee about whom the Company has received Confidential Information; provided that the foregoing shall not preclude QHP from (i) hiring any such person whose employment was terminated by the Company at least six (6) months prior to commencement of employment discussions between QHP and such person, or (ii) making general or public solicitations not targeted at employees of the Company (including, without limitation, by a bona fide search firm or pursuant to an online advertisement on QHP’s website) so long as no such employee is hired as a result thereof.

(d)

Certain Discussions. For a period of twelve (12) months from the date hereof, neither QHP nor any of its controlled affiliates will, directly or indirectly, hold any discussions regarding the Company or its business or operations with any employees, customers, suppliers, distributors, creditors or any other person with whom, to QHP’s knowledge, the Company has a material business relationship, other than in the ordinary course of business. All communications regarding the Proposed Transaction and all requests for additional information concerning the Company or the Confidential Information will be submitted or directed solely to those representatives of the Company designated by the Company in writing.

6.

Data Room. The terms of this Confidentiality Agreement shall control over any additional purported confidentiality requirements imposed by any web-based database or similar repository of Confidential Information to which the Receiving Party or any of its Representatives is granted access in connection with the evaluation, negotiation, structuring or consummation of the Proposed Transaction, notwithstanding acceptance of such submission of an electronic signature, “clicking” on an “I Agree” icon or other indication of assent to such additional confidentiality conditions, it being understood and agreed that the confidentiality obligations with respect to Confidential Information are exclusively governed by this Confidentiality Agreement and may not be enlarged except by a written agreement that is hereafter executed by each Party.

7.

Return and Destruction of Confidential Information. Upon (A) the termination of this Confidentiality Agreement; or (B) written request, a Party and its Representatives shall (i) either promptly return or destroy (at such Party’s or its Representatives’ option) all copies of the other Party’s Confidential Information in its and its Representatives’ possession, (ii) promptly destroy all materials prepared by it or on its behalf that contain or are based upon the other Party’s Confidential Information (other than proprietary financial analyses or models prepared by the Receiving Party or its Representatives in connection with the evaluation of the Proposed Transaction so long as all Confidential Information is deleted from all such financial analyses and models) and (iii) deliver to the other Party a certificate confirming the destruction or return of all the Confidential Information such Party received pursuant to this Confidentiality Agreement. Notwithstanding anything to the contrary in this Confidentiality Agreement, a Party or its Representatives may retain copies of the other Party’s Confidential Information in their respective files solely (a) to monitor compliance with this Confidentiality Agreement, (b) to the extent required to defend or maintain any litigation relating to this Confidentiality Agreement, (c) to the extent required by applicable law or regulation, or (d) in accordance with their respective bona fide internal record-keeping policies. In addition, no Party or its Representatives will be required to return or destroy Confidential Information contained in any computer system back-up records made by such Party or Representative in the ordinary course of business. The return and destruction of the other Party’s Confidential Information or other embodiments of such Confidential Information shall not relieve the Receiving Party and its Representatives of their obligations contained in this Confidentiality Agreement.

8.

Equitable Relief. Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach or threatened breach of this Confidentiality Agreement by such Party of its Representatives. Therefore, in addition to all other remedies available at law (which neither Party waives by the exercise of any rights hereunder), the non-breaching Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any such breach or threatened breach, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such claim. Each Party further agrees to notify the other Party in writing immediately upon learning of the occurrence of any unauthorized disclosure of Confidential Information or other breach of this Confidentiality Agreement.

9.

Waiver, Amendment and Severability. No waiver by a Party, express or implied, of any breach or default in performance by the other Party of its obligations hereunder shall be deemed or construed to be a waiver of any other breach or default in the performance by the other Party of the same or any other obligation hereunder. This Confidentiality Agreement may be amended or modified only by a written agreement executed by the Parties. If any provision or part of any provision of this Confidentiality Agreement or the application thereof to any set of facts is held invalid or unenforceable by a court of competent jurisdiction, such holding shall not affect the enforceability of any other provisions or parts thereof or the application thereof to any other set of facts, and all other provisions and parts thereof shall continue in full force and effect.

10.

No Warranties. Neither Party nor any of their respective Representatives have made or make any representation or warranty as to their respective Confidential Information or the accuracy, completeness, fairness or otherwise of their respective Confidential Information. Neither Party nor any of their respective Representatives shall have any liability whatsoever and howsoever arising in connection with their respective Confidential Information or the supply or disclosure thereof, except as expressly provided in this Confidentiality Agreement, and the supply and disclosure (whether orally or in writing) of such Confidential Information shall not be taken as a recommendation or inducement or be relied on in connection with the Proposed Transaction or any other transaction. Only those representations and warranties that are made in a definitive transaction agreement executed by and between the Parties will have any legal effect.

11.

No Transfer of Rights, Title or Interest; No Other Obligation. Each Party hereby retains its entire right, title and interest, including all intellectual property rights, in and to all of its Confidential Information. This Confidentiality Agreement does not create any obligation to provide Confidential Information, but merely defines the rights, duties, and obligations of the Parties with respect to Confidential Information, which each Party in its sole discretion determines to disclose hereunder. This Confidentiality Agreement shall not be construed as an obligation to enter into the Proposed Transaction or any other relationship between the Parties or their Affiliates, except for the matters specifically agreed to herein.

12.

Entire Agreement; Interpretation. This Confidentiality Agreement constitutes the entire agreement between QHP and Company with respect to the subject matter hereof, and all previous or other negotiations, representations and understandings between them with respect to the subject matter hereof are superseded. All headings and captions used in this Confidentiality Agreement are for convenience only, and are not intended to have any substantive effect. Unless the context otherwise requires, references herein to Sections mean the Sections of this Confidentiality Agreement. The word “including” and any derivative thereof in this Confidentiality Agreement means “including without limitation.” The word “or” in this Confidentiality Agreement means “and/or.” The Parties acknowledge and agree that they each have participated in the negotiations and preparation of this Confidentiality Agreement, together with their legal counsel and other Representatives. Accordingly, the Parties further agree that no presumption or burden of proof shall be raised in any question of interpretation of this Confidentiality Agreement based upon any assertion that one Party or the other Party has drafted this Confidentiality Agreement or any provision hereof.

13.

No Assignment. Neither Party may assign or delegate any of its rights or obligations under this Confidentiality Agreement, without the written consent of the other Party. Any attempted assignment or delegation in violation of this Section 12 shall be null and void. Subject to the restrictions set forth in this Section 12, this Confidentiality Agreement shall be binding upon and will inure to the benefit of the successors and permitted assigns and delegees of the Parties.

14.

Governing Law; Consent to Jurisdiction; Service of Process. Any and all claims, controversies and causes of action arising out of or relating to this Confidentiality Agreement, whether sounding in contract, tort or statute, shall be governed by the laws of the State of North Carolina, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction. Each Party hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts of Wilmington, Delaware (or, if such court does not have subject matter jurisdiction over a particular matter or matters, in a United States District Court located in Wilmington, Delaware) (the “Chosen Courts”) for any litigation, controversy or dispute arising out of or relating to this Confidentiality Agreement, or the negotiation, validity or performance of this Confidentiality Agreement, or the Proposed Transaction (collectively, a “Dispute”), and agrees that it will not commence any such action in any forum other than the Chosen Courts. Each Party hereby waives any objection to the laying of venue of any Dispute in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such Dispute brought therein has been brought in an inconvenient forum. To the fullest extent permitted by law, the Parties agree to designate any Dispute to the Delaware Court of Chancery, and each Party irrevocably consents to such designation. Each Party irrevocably consents to service of process in the manner provided for in Section 17.

15.

Counterparts. This Confidentiality Agreement may be executed in counterparts, in which event this document, together with all of the counterpart signatures shall constitute a single, integrated document. The exchange of copies of this Confidentiality Agreement and of signature pages by facsimile transmission or by email transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Confidentiality Agreement for all purposes. Signatures of the Parties transmitted by facsimile or by email transmission in portable digital format, or similar format, shall be deemed to be their original signatures for all purposes.

16.

Duration of Parties’ Obligations; Termination. This Confidentiality Agreement shall terminate, and all provisions hereof shall be of no further force or effect, two (2) years from the Effective Date (the “Term”). Either Party may terminate this Confidentiality Agreement at any time by providing 30 days’ advance written notice to the other Party; provided, however, that if this Confidentiality Agreement is so terminated by either Party, this Confidentiality Agreement will continue to apply to any Confidential Information disclosed hereunder (including Confidential Information returned or destroyed) prior to the other Party’s receipt of the termination notice until the end of the Term.

17.

Similar or Competitive Opportunities. Each Party acknowledges and agrees that, without the use of the other Party’s Confidential Information, each Party and its Representatives and Affiliates may evaluate, engage in, invest in, possess an interest in or become associated or do business in connection with, or have general knowledge with respect to, other compounds, products, technologies, companies or business ventures of any nature or description (including compounds, products, technologies, companies and business ventures that may be substantially similar to, or actually or potentially competitive with, those discussed as part of the Proposed Transaction), independently or with others, without having or incurring any liability to the other Party absent an actual breach of the provisions contained herein. Neither the execution of this Confidentiality Agreement nor receipt of the Confidential Information shall in any way restrict or preclude such activities or use of information absent a specific breach of the provisions contained herein.

18.

Notices. Any notice or other communication required or permitted to be given hereunder shall be given in writing, properly addressed and delivered to the intended recipient at the address contained in the preamble (or such other address specified in writing by a Party) and shall be deemed effective upon receipt.

[Signatures appear on next page]

IN WITNESS WHEREOF, QHP and Company have each executed this Mutual Non-Disclosure and Confidentiality Agreement effective as of the Effective Date.

QHP Capital, L.P.		Societal CDMO, Inc.

By:	/s/ Ashton Poole	By:	/s/ J. David Enloe Jr.
Name: Ashton Poole		Name: J. David Enloe Jr.
Title: Manager		Title: CEO

AMENDMENT TO MUTUAL NON-DISCLOSURE AND CONFIDENTIALITY AGREEMENT

This Amendment to Mutual Non-Disclosure and Confidentiality Agreement (the “Amendment”) is entered into as of February 28, 2024 (the “Amendment Date”), by and between Societal CDMO, Inc., a Pennsylvania corporation (the “Company”), and QHP Capital, L.P., a Delaware limited partnership (“QHP”). Capitalized terms used herein and not defined shall have the meaning assigned to each such term in the Agreement (as defined below).

WHEREAS, the Company and QHP entered into that certain Mutual Non-Disclosure and Confidentiality Agreement, dated October 27, 2023 (the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement, as set forth below.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment of the Agreement.

a.	Section 5(a) of the Agreement is hereby amended such that the last paragraph thereof is amended and restated to read as follows:

“The expiration of the Standstill Period will not terminate or affect any of the other provisions of this Agreement. Notwithstanding anything to the contrary herein, (A) the Parties acknowledge and agree that the Company has expressly consented and agreed to the transactions contemplated or permitted by the Agreement and Plan of Merger, dated February 28, 2024, by and among the Company, CoreRx, Inc. (“CoreRx”) and Cane Merger Sub, Inc. (“Merger Sub”), including the Offer (as defined therein) and (B) nothing in this Confidentiality Agreement shall limit CoreRx’s or Merger Sub’s rights under or in connection with the Merger Agreement or the Offer, including, without limitation, their respective rights to enforce the Merger Agreement and CoreRx’s rights under Section 6.4 of the Merger Agreement.”

b.	The Agreement is hereby amended to add a new Section 19 to read as follows:

“19. Third-Party Beneficiaries. For the avoidance of doubt, CoreRx and Merger Sub are intended third-party beneficiaries of this Confidentiality Agreement and are entitled to enforce it as if Parties hereunder.”

2.	Confirmation of Terms. Except to the extent amended hereby, the terms and provisions of the Agreement shall remain in full force and effect.

3.

Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument. Each Party may execute this Agreement by facsimile, scanned electronic signature or certified electronic signature which shall be as effective as an original signature.

4.	Governing Law. This Amendment shall be governed by the internal laws of the State of Delaware without regard to conflicts of laws principles.

IN WITNESS WHEREOF, the parties hereto have caused to this Amendment to be executed by their duly authorized representatives as of the Amendment Date.

Societal CDMO, Inc.		QHP Capital, L.P.

By:	/s/ Ryan Lake	By:	QHP Capital GP, LLC, its General Partner
Name: Ryan Lake		By:	/s/ Jeff Edwards
Title: Chief Financial Officer		Name: Jeff Edwards
Title: Authorized Signatory

ACKNOWLEDGED AND AGREED:

CoreRx, Inc.

By:	/s/ Ajay Damani
Name: Ajay Damani
Title: Chief Executive Officer

Cane Merger Sub, Inc.

By:	/s/ Jeff Edwards
Name: Jeff Edwards
Title: President

CLEAN TEAM AMENDMENT TO NON-DISCLOSURE AGREEMENT

February 28, 2024

In connection with the evaluation of the Proposed Transaction between Societal CDMO, Inc. (the “Company”) on one hand, and QHP Capital, L.P. (“QHP,” and together with the Company, the “Parties”) and/or one or more affiliates of QHP on the other hand, the Parties entered into a Non-Disclosure Agreement dated as of October 27, 2023, as amended (the “Non-Disclosure Agreement”). Among other things, the Non-Disclosure Agreement governs the disclosure and use of certain Confidential Information (as defined in the Non-Disclosure Agreement) between the Parties. This Amendment supplements (and does not supersede) the Non-Disclosure Agreement (or any other non-disclosure or similar agreement existing between the Parties) and imposes additional restrictions on the disclosure and use of certain Confidential Information. Capitalized terms used in this Clean Team Amendment to the Non-Disclosure Agreement (this “Amendment”) that are not otherwise defined shall have the meanings set forth in the Non-Disclosure Agreement.

1.

As part of ongoing diligence, the Parties expect to exchange certain Confidential Information that may be competitively sensitive in nature. The Parties recognize that cooperation among the Parties and access to Confidential Information is necessary for the Parties to properly evaluate the Proposed Transaction. Each Party is willing to disclose competitively sensitive information on the basis set forth herein, the extent of such disclosure to be at the sole discretion of the Disclosing Party. For purposes of this Amendment, Confidential Information that is competitively sensitive information is “Clean Team Information,” the “Disclosing Party” is the Party that discloses Information, and the “Receiving Party” is the Party to whom the Confidential Information is being disclosed.

2.

Each Receiving Party will designate a “Clean Team.” With respect to QHP, the Clean Team shall be deemed to include QHP, its Representatives, its potential financing sources, and other third parties that have the right to access Confidential Information (it being acknowledged and agreed that, with respect to advisor set forth on Exhibit A hereto (the “Specified Advisor”), only those employees of the Specified Advisor listed on Exhibit A hereto (as such Exhibit may be supplemented by QHP from time to time, subject to the consent (not to be unreasonably withheld, conditioned or delayed) of the Company), and not the Specified Advisor as a whole, will be members of the Clean Team (the “Specified Advisor Clean Team Members”)). Notwithstanding the foregoing, QHP’s Clean Team shall not include (a) any individual who has direct day-to-day responsibility for decision-making regarding products or services of CoreRx, Inc. or any of its subsidiaries (collectively, “CoreRx”) that compete with the products or services sold by, or to QHP’s knowledge in development by, the Company or (b) any employee of CoreRx unless such employee is an approved Employee Clean Team Member hereunder. Each Receiving Party may also designate certain employees of the Receiving Party or any of its affiliates (“Employee Clean Team Members”) to be members of the Clean Team; provided, however, that no employee with direct day-to-day responsibility for, or who contributes to, decision-making regarding products or services that compete with the products or services sold by, or to the Receiving Party’s knowledge in development by, the Disclosing Party may be designated as a Receiving Party Clean Team member. The Receiving Party will provide to the Disclosing Party the names and job titles of each proposed Employee Clean Team Member and apprise such Employee Clean Team Member of its obligations hereunder. The Disclosing Party shall approve the inclusion of each Employee Clean Team Member, such approval not to be unreasonably withheld, conditioned or delayed. Upon such approval by the Disclosing Party, each Employee Clean Team Member shall be subject to the provisions of this Amendment.

3.

Only a Receiving Party’s Clean Team members as defined in this Amendment and, with respect to Employee Clean Team Members, approved by the Disclosing Party in accordance with this Amendment may access or review Clean Team Information. In addition, as may be agreed by the Parties, certain competitively sensitive information (“Advisor Information”) may be designated by the Disclosing Party as only being provided to particular advisors (each, an “Advisor”) that would be required to comply with the provisions of Section 6 of this Amendment. The Disclosing Party shall provide prior written notice (email being sufficient) to the applicable Advisor specifying any competitively sensitive information that it intends to be Advisor Information. After receiving such notice, the Advisor shall not disclose the Advisor Information to other Clean Team members, other than in accordance with Section 6 of this Amendment.

4.

In the event the Proposed Transaction does not take place, Receiving Party shall not allow any Employee Clean Team Member who had, following the date of hereof, access to and has reviewed, in connection with the evaluation of the Proposed Transaction, Clean Team Information pursuant to this Amendment to be responsible for day-to-day responsibility for decision-making regarding products or services of CoreRx in a manner that is competitive with the Company, without the prior written consent of the Disclosing Party (which such consent shall not be unreasonably withheld, conditioned, or delayed), for a period of six (6) months from the last date on which such Employee Clean Team Member has had access to Clean Team Information.

5.

The Receiving Party’s Clean Team will not disclose any Clean Team Information to any individual or entity who is not a member of the Clean Team (including, with respect to employees of CoreRx, an approved member of the Clean Team), without the prior written consent of the Disclosing Party (not to be unreasonably withheld, conditioned or delayed) or otherwise in compliance with this Amendment (including the provisions of Section 6 of this Amendment).

6.

After receiving Clean Team Information, the Receiving Party’s Clean Team (or the applicable member thereof) may prepare written reports that summarize the results of any analysis involving the Clean Team Information (each, a “Report”). The Receiving Party’s Clean Team may disclose Reports to the Receiving Party or its Representatives, provided that disclosure is otherwise permitted under and complies with the terms of the Non-Disclosure Agreement; provided, further, that before the Clean Team (or the applicable member thereof) discloses (i) any Reports to the Receiving Party that would be provided to any individual or person who is not a Clean Team member (e.g., employees of the Receiving Party who are not Employee Clean Team Members) or (ii) any Reports containing Advisor Information to the Receiving Party, the Clean Team will provide a copy of the Reports to the designated outside antitrust counsel for Disclosing Party (“Disclosing Party Antitrust Counsel”), and provided further that, with respect to the Specified Advisor, the Non-Disclosure Agreement only applies to the Specified Advisor Clean Team Members and not the Specified Advisor as a whole, and the Specified Advisor will comply with the provisions of the Non-Disclosure Agreement applicable to it in its role as a Representative. Disclosing Party Antitrust Counsel will review the Reports to ensure the summaries do not disclose competitively sensitive information. If Disclosing Party Antitrust Counsel believes a Report needs to be modified in order to prevent the disclosure of competitively sensitive information, it will advise the Clean Team that prepared the summary promptly. For the avoidance of doubt, the Clean Team (or the applicable member thereof) will not (i) provide any Reports to the Receiving Party that would be provided to any individual or person who is not a Clean Team member or (ii) provide any Reports containing Advisor Information to the Receiving Party unless those Reports first have been reviewed and approved for disclosure (or modified and approved for disclosure as so modified) by Disclosing Party Antitrust Counsel. Notwithstanding the foregoing, but subject to the last sentence of Section 3 of this Amendment, this Section 6 is a non-exclusive means of complying with this Amendment.

7.

Disclosing Party Antitrust Counsel will not disclose the Receiving Party’s Reports to the Disclosing Party without the express prior written permission of the Receiving Party. The Parties acknowledge that the Parties share a common interest in ensuring sensitive Clean Team Information is handled appropriately, and the Parties agree that disclosure of the Report to the Disclosing Party Antitrust Counsel is in pursuit of this common interest and does not waive any attorney-client privilege or attorney work product protection that may apply to the Report.

8.

For the avoidance of doubt, the purpose of this “clean team” process and of this Amendment is to prevent the disclosure of competitively sensitive information beyond what is necessary for bona fide diligence, valuation, integration planning, antitrust and regulatory analysis purposes. This Amendment should be construed in a manner consistent with that overall purpose.

9.

Except as otherwise provided herein, the Parties’ rights and obligations with respect to the Confidential Information disclosed pursuant to this Amendment shall be governed by the Non-Disclosure Agreement. Nothing in this Amendment limits the obligations of the parties under that Non-Disclosure Agreement between the Parties.

10.

This Amendment may be signed by facsimile, in PDF format or other means of electronic transmission and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their duly authorized officers or representatives.

Societal CDMO, Inc.

By:	/s/ J. David Enloe Jr.
Name: J. David Enloe Jr.
Title: CEO

QHP Capital, L.P.

By:	QHP Capital GP, LLC, its General Partner,

By:	/s/ Jeff Edwards
Name: Jeff Edwards
Title: Authorized Signatory